Exhibit 5

August 13, 2019

Psychemedics Corporation

289 Great Road

Acton, Massachusetts 01720

RE:	Registration of 350,000 shares of Common Stock of Psychemedics
Corporation on SEC Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Psychemedics Corporation (the “Company”) in connection with the preparation of the Registration Statement on Form S-8 filed today under the Securities Act of 1933, as amended (the “Registration Statement”), covering the additional 350,000 shares of common stock, $.005 par value per share, of the Company (the “Common Stock”) reserved for issuance to participants under the Company’s 2006 Incentive Plan, as amended (the “Plan”) as a result of awards or the exercise of options granted to such participants.

We have examined the Plan and such other records, documents, and matters of law and satisfied ourselves as to such matters of fact as we have deemed relevant for purposes of this opinion. In rendering this opinion, we have assumed without investigation that the information supplied to us by the Company and its employees and agents is accurate and complete.

Based upon and subject to the foregoing, we are of the opinion that, assuming that (i) the Registration Statement becomes effective under the Securities Act of 1933, as amended, (ii) the shares of Common Stock (the “Shares”) will be issued in accordance with the terms of the Plan and in the manner described in the Registration Statement, and (iii) certificates representing the shares have been duly executed, countersigned by the Company’s transfer agent/registrar and delivered on behalf of the Company against payment of the full consideration for the shares in accordance with the terms of the Plan (assuming in each case the consideration received by the Company is at least equal to $.005 par value per share), the Shares to be issued to participants under the Plan will be validly issued, fully paid, and non-assessable when so delivered pursuant to and in accordance with the terms and conditions of the Plan.

The opinions expressed herein are limited solely to the General Corporation Law of the State of Delaware and the laws of the United States of America. We express no opinion on the laws of any other jurisdiction or the applicability or effect of any such laws or principles. We do not find it necessary for purposes of this opinion, and accordingly do not purport herein, to cover the application of the securities of “Blue Sky” laws of the various states to the delivery of the Shares to the participants pursuant to and in accordance with the terms and conditions of the Plan.

We consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

/s/ Lynch Fink & Labelle LLP

LYNCH FINK & LABELLE LLP